Exhibit 10.1

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GSI Commerce, Inc.

Leadership Team Deferral Plan

Contents

Page
Article 1.	Effective Date and Purpose	1

Article 2.	Administration	1

Article 3.	Eligibility and Participation	2-3

Article 4.	Elective Deferrals	3-6

Article 5.	Nonelective Deferrals	6-8

Article 6.	Distribution Rules	8-10

Article 7.	Acceleration of Payments	10-11

Article 8.	Deferred Compensation Accounts	11-12

Article 9.	Rights of Participants	12-13

Article 10.	Withholding of Taxes	13

Article 11.	Amendment and Termination	13-14

Article 12.	Miscellaneous	14-15

Appendices A&B.

GSI Commerce, Inc.

Leadership Team Deferral Plan

Article 1. Effective Date and Purpose

1.1 Effective Date. GSI Commerce, Inc. (the “Company”) hereby establishes the “GSI Commerce Leadership Team Deferral Plan” (the “Plan”) effective as of July 1, 2006.

1.2 Purpose. The Plan is a deferred compensation plan for key employees the primary purpose of which is to provide certain key employees of the Company, its subsidiaries, and affiliates with deferred cash awards and the opportunity to voluntarily defer a portion of their compensation, in each case subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain employees of outstanding competence.

Article 2. Administration

2.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or any other successor Committee appointed by the Board (the “Committee”). The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board. The Committee shall also have the authority, as it determines in its sole discretion to be necessary or appropriate, to administer under the provisions of this Plan, and in a manner consistent with the provisions of such other plans, any grants and awards made under any other plans of the Company that are deferred under this Plan.

2.2 Authority of the Committee. Except as limited by law or by the Company’s Certificate of Incorporation or Bylaws, and subject to the provisions herein, the Committee shall have authority to make all determinations that may be necessary or advisable for the administration of the Plan. This includes but is not limited to Plan eligibility, terms and provisions and operations. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including but not limited to, senior management of the Company.

2.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.

2.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.

2.5 Claim Procedures. The claims procedures set forth on Appendix A and Appendix B shall apply for all benefits payable under the Plan. The Committee is the “Plan Administrator” for purposes of the Plan’s claims procedures.

Article 3. Eligibility and Participation

3.1 Eligibility. Subject to Section 3.2, employees of the Company, its subsidiaries and affiliates eligible to be selected to participate in the Plan during any calendar year (hereinafter, a “Year” or “Plan Year”) generally include level 1, 2 and 3 executive employees, vice presidents and directors, as determined by the Company’s compensation structure for a given Plan Year, and any other executive employees that the Committee designates as eligible to participate in the Plan. Further, the Committee may place such additional limitations on eligibility, as it deems necessary and appropriate under the circumstances.

3.2 Participation. The Committee based upon the criteria set forth in Sections 3.1 herein shall determine which eligible employees may participate in the Plan during any Year. An eligible employee who is selected to participate in the Plan shall be so notified in writing and delivered the Plan enrollment materials. Employees shall become eligible to participate in the Plan (“Participants”) upon receiving such initial notification of eligibility and the Plan enrollment materials. Notwithstanding any other provisions of this Plan, each employee that is selected as an eligible Participant for a Plan Year shall continue to be eligible to participate in this Plan in future Plan Years as long as such employee remains in a designated eligible position. A Participant who is no longer employed by the Company, its subsidiaries or affiliates is no longer eligible to participate in the Plan and may not elect to defer Compensation otherwise payable to the Participant with respect to the period on or after his or her termination of employment. In the event a Participant selected to participate in the Plan on an elective basis no longer meets the criteria for participation, such Participant shall retain all the rights described under the Plan, except the right to make any deferrals for future Plan Years, until such time that the Participant again meets the criteria for participation and is notified of his or her eligibility to participate in the Plan.

3.3 Initial Year Participation Elections. Except as provided in Section 4.2 for Performance-Based Compensation, in order to defer compensation attributable to services performed during the Year that the Participant first becomes eligible to participate in the Plan, within thirty (30) calendar days of first becoming eligible to participate, the eligible Participant must submit his or her enrollment elections in accordance with the enrollment procedures established by the Committee, which may include completing an election form (including in electronic form via a pre-established website developed for such purpose) as described herein (“Election Form”) and deliver it to the Committee or its designee. The deferral election will not be effective with respect to compensation attributable to services performed prior to the filing of the election and will take effect as soon as administratively possible following the filing of the election. Unless the eligible Participant’s election can comply with the requirements in Section 4.2 for “Performance–Based Compensation,” any deferral of annual bonus to be received with respect to such initial Year of eligibility shall be limited to a fraction of such annual bonus, with the numerator of the fraction being the number of days remaining in the performance period after the Election Form is delivered and the denominator of which is the total number of days in the performance period. The deferral election cannot be for the first Year that the Participant first becomes eligible to participate in the Plan if the Participant previously was eligible to participate in any other non-qualified deferred compensation account balance plan of the Company, its subsidiaries or its affiliates.

3.4 Subsequent Year Participation Elections. If a Participant does not elect to participate in the Plan during the initial Year that he or she first becomes eligible to participate, then in order for such Participant to participate in the Plan during subsequent Years, then except as provided in Section 4.2 for Performance-Based Compensation, the Participant must complete an Election Form and deliver it to the Committee or its designee during the Plan enrollment period preceding the Year for which the new election will begin to apply. The deferral election will be effective with respect to compensation attributable to services performed by such Participant beginning on the following January 1st.

3.5 Participation Election Irrevocability, Duration and Changes. Except as permitted under Section 6.2, any deferral election made for a Year shall be irrevocable with respect to such Year once it is submitted and is unique to that Year. In order to participate in subsequent Years, a Participant must make a new deferral election by filing with the Committee a new Election Form during the Plan enrollment period preceding the Year for which the new deferral election will begin to apply.

3.6 No Right to Participate. No employee shall have the right to be selected as a Participant, or having been so selected for any given Year, to be selected again as a Participant for any other Year.

3.7 Deferrals of Long-Term Awards. Any election to defer a “Long-Term Award” must be made in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and its regulations and other guidance thereunder.

Article 4. Elective Deferrals

4.1 Amount That May Be Deferred. In accordance with rules established by the Committee, a Participant may elect to defer, in any Year, up to one hundred percent (100%) of eligible components of Compensation, including, but not limited to, Salary, Bonus, Long-Term Awards and Discretionary Awards, all as defined herein. The Committee, in its sole discretion, may designate which components of Compensation are eligible for deferral elections under the Plan, the minimum amount or increments of any single eligible component of Compensation which may be deferred in any Year, and establish any other limitations as it deems appropriate in any Year. The following definitions shall apply for purposes of this Plan:

(a) “Salary” means all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Company, payable in cash to a Participant for services to be rendered, exclusive of any Bonus, Long-Term Awards, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.

(b) “Bonus” means any incentive award based on an assessment of performance, payable by the Company to a Participant with respect to the Participant’s services during a Year, including, but not limited to, amounts awarded under the Company’s 2005 Leadership Bonus Plan.

(c) “Long-Term Award” means any restricted stock or restricted stock unit award payable to a Participant pursuant to a Company program where the award is subject to a forfeiture condition requiring the continued provision of services for a period of at least 12 months.

(d) “Discretionary Award” means any cash award payable to a Participant not described above.

(e) “Compensation” means the gross Salary, Bonus, Long-Term Awards, Discretionary Awards, and any other payments eligible for deferral under the Plan, which are payable to a Participant with respect to services performed during a Year.

4.2 Timing of Deferral Elections. An election to defer a component of Compensation permitted by the Committee to be deferred by a Participant under the Plan shall generally be given effect in accordance with the timing rules specified in Sections 3.3 and 3.4 above and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything to the contrary set forth herein, for deferrals of Performance-Based Compensation, the Participant may file an Election Form with the Committee or its designee at any time up to the date that is at least six (6) months before the end of the performance period. “Performance-Based Compensation”

means Compensation that meets the requirements of performance-based compensation specified in Section 409A(a)(4)(B)(iii) of the Code and its regulations and other guidance promulgated thereunder. Performance-Based Compensation shall be designated as such by the Company and must relate to services performed by the Participant during a designated incentive period of at least twelve (12) months, the performance goals must be preestablished by the Company in writing no later than 90 days after the commencement of the performance period, and the outcome must be substantially uncertain at the time the criteria are established.

4.3 Content of Deferral Election. All deferral elections shall be made on an Election Form as described herein. Participants shall make the following irrevocable elections at those times:

(a) The percentage to be deferred with respect to each eligible component of Compensation for the Year:

(b) The length of the deferral period with respect to each eligible component of Compensation, pursuant to the terms of Section 4.4 herein; and

(c) The form of payment to be made to the Participant at the end of the deferral period(s), pursuant to the terms of Section 4.5 herein.

If the Participant does not make a valid election regarding the length of deferral period or form of payment on the Election Form, the deferred amounts will be distributed in accordance with the default provisions described in Sections 4.4(c) and 4.5(c) below. Notwithstanding the amounts requested to be deferred pursuant to Subparagraph (a) above, the limits on deferrals determined under Section 4.1 herein shall apply to the requested deferrals each Year.

4.4 Length of Deferral.

(a) The deferral periods elected by each Participant with respect to deferrals of Compensation (and accumulated investment gains and losses thereon) for any Year shall be at least equal to one (1) year following the end of the Year in which the Compensation is earned, and shall be no greater than the date of Termination of Service. Notwithstanding the deferral periods elected by a Participant pursuant to Section 4.3(b) or the form of payment in effect under Section 4.3(c), in the event the Participant’s service with the Company is terminated by reason of death or Disability, or the Participant is receiving installment payments and dies or becomes Disabled prior to payment of all such installments, payment of deferred amounts and accumulated investment gains or losses thereon will be made to the Participant or his or her beneficiary in a single lump sum. Such payment shall be made as soon as practicable to the Participant or his or her beneficiary following the Participant’s death or Disability, but in no event later than the 15th day of the third calendar month following the end of the Year in which the Participant dies or becomes Disabled.

For purposes of the Plan, “Termination of Service” means a Participant’s “separation from service” for purposes of Section 409A of the Code from the Company and its subsidiaries and affiliates for any reason. While a Participant is on military leave, sick leave, or other bona fide leave of absence authorized by the Company (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract, the Participant shall continue to be considered employed and Compensation shall continue to be withheld during such leave of absence. If a Participant’s period of leave of absence exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Participant’s employment relationship will be deemed to terminate so that the Participant shall have a Termination of Service on the first date immediately following such six-month period. The Participant’s deferral election shall be cancelled as soon as administratively practicable following such termination and the Participant will receive a distribution in accordance with the provisions of Section 4.5(d). If a Participant returns to employment after a deemed Termination of Service due to leave of absence, the Participant may elect to defer Compensation for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee in accordance with the timing and other election requirements specified in Article 3 above. The determination of whether a Participant has had a Termination of Service shall be made in a manner consistent with Section 409A of the Code and the regulations and other guidance thereunder.

For purposes of the Plan, whenever any reference to “Disability” results in an accelerated payment under this Plan or otherwise implicates Section 409A of the Code, “Disability” will mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Determinations of Disability shall be made by the Committee in a manner consistent with its definition as provided in Section 409A of the Code and its regulations and other guidance thereunder.

(b) Notwithstanding the foregoing, the Committee, in its sole discretion, is authorized to provide a Participant with the right to extend the deferral period originally elected by such Participant to a later date if the election change (i) does not take effect until at least twelve (12) months after the date on which the new Election Form is filed with the Committee, (ii) the payment with respect to such change in election is deferred for a period of not less than five (5) years after the date such payment would otherwise have been made or would commence to be paid (except to the extent payable as a result of death or Disability), and (iii) the election change is made at least twelve (12) months prior to the date the payment(s) would otherwise have commenced. In the case of an ineffective change, benefits will be paid in accordance with the most recent valid Election Form.

(c) If the Participant did not make a valid election regarding the deferral period on the Election Form, the Participant shall be deemed to have elected that the deferred amounts, together with accumulated investment gains or losses thereon, be paid or commence to be paid as soon as practicable following the Participant’s Termination of Service.

4.5 Payment of Deferred Amounts. Participants may elect to receive payment of electively deferred amounts, together with accumulated investment gains or losses thereon, at the end of the deferral period in a single lump sum cash payment or in installments as detailed below.

(a) Lump Sum Payment. Subject to Section 6.1 herein, such payment shall be made in cash within thirty (30) calendar days of the date specified by the Participant as the date for payment of deferred Compensation as described in Section 4.3 and 4.4 herein, or as soon thereafter as practicable.

(b) Installment Payments. Participants may elect payout in annual installments, with a minimum number of annual installments of two (2) and a maximum of ten (10). Subject to Section 6.1 herein, the initial annual payment shall be made within thirty (30) calendar days after the commencement date selected by the Participant pursuant to Sections 4.3 and 4.4 herein, or as soon thereafter as practicable. The remaining annual installment payments shall be made each year thereafter, until the Participant’s entire deferred compensation account has been paid. Investment gains and losses shall accrue on the deferred amounts in the Participant’s deferred compensation account, as provided in Section 8.2 of this Plan. The amount of each installment payment shall be equal to the balance remaining in the Participant’s deferred compensation account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of annual installment payments remaining. An installment payment is treated as a single payment for purposes of Section 409A of the Code.

(c) If the Participant did not make a valid election regarding the form of distribution on the Election Form, the Participant shall be deemed to have elected that the deferred amounts, together with accumulated investment gains or losses thereon, be paid at the end of the deferral period in a single lump sum cash payment.

Article 5. Nonelective Deferrals

5.1 Deferred Cash Awards. The Committee may, at its discretion during any Year, make deferred cash awards on behalf of designated Participants, subject to the applicable vesting requirements as provided under Section 5.3.

5.2 Deferred Period. With respect to each Year, the period of time during which each such award shall be deferred, and the form, manner and timing of payment, shall be as specified by the Committee in writing at the time of the grant of such deferred cash awards. Notwithstanding the foregoing, (i) in the case of the death or Disability of a Participant, the Participant’s benefits will be paid in a single lump payment, and such payment shall be made as soon as practicable following termination of the Participant’s service due to his or her death or Disability, but in no event later than the end of the Year of death or Disability or, if later, by the 15th day of the third calendar month following the end of such Year, and (ii) in the event the Participant established the existence of an Unforeseeable Emergency, the Committee may in its sole discretion, accelerate the payment of the deferred cash award in accordance with Section 6.2 herein.

5.3 Vesting Requirements. The Committee at the time of granting a deferred cash award under this Article 5 may, in its sole discretion, impose vesting requirements with respect to such award pursuant to which all or a portion of such award may be forfeited under conditions specified by the Committee. Notwithstanding the imposition of vesting requirements with respect to any award, the entire amount of such award and any additions thereto pursuant to Section 8.5 shall become 100% vested and non-forfeitable in the following circumstances: (a) upon the occurrence of a Change in Control as defined in Section 5.4; (b) upon the termination of employment of the Participant as a result of the Participant’s death; (c) upon the termination of employment of the Participant as a result of the Participant’s Disability; (d) upon the termination of employment of the Participant as a result of the Participant’s retirement under any retirement plan of the Company or a subsidiary of the Company; or (e) upon the termination of employment of the Participant which constitutes an involuntary termination of employment without cause. For purposes of clause (d) above, the Committee shall make the determination of the existence of “retirement” and such determination by the Committee shall be final. For purposes of clause (e) above, “cause” shall mean an act of dishonesty, moral turpitude or an intentional or grossly negligent act detrimental to the best interests of the Company or a subsidiary or affiliate of the Company. In addition, the Committee shall have the discretion to fully vest the deferred cash award of any Participant.

5.4 Change in Control.

(a) The term “Change in Control” shall mean any of the following events:

(1) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, which is covered by Section 5.4(a)(2). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company from the Company by an investor, any affiliate (as such term is defined in Rule 405 of the Securities Act) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(2) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(3) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(4) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(5) individuals who, on the date this Plan is adopted by the Company’s board of directors, are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board.

(b) The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(c) For purposes of the foregoing definition of Change in Control, the following definitions shall apply.

(1) “Affiliate” means (i) any corporation (other than the Company) in an unbroken ownership chain of corporations ending with the Company, provided each corporation in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain, and (ii) any corporation (other than the Company) in an unbroken ownership chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain. The Company’s board of directors shall have the authority to determine (x) the time or times at which the ownership tests are applied, and (y) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(2) “Entity” means a corporation, partnership, limited liability company or other entity.

(3) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(4) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Affiliate, (ii) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of June 30, 2005, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(5) “Own,” “Owned,” “Owner,” “Ownership.” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(6) “Securities Act” means the Securities Act of 1933, as amended.

Article 6. Distribution Rules.

6.1 Payments to Specified Employees Upon Termination of Service.

(a) Notwithstanding anything to the contrary set forth herein, with respect to distributions to a Specified Employee as a result of a Termination of Service, whether the distribution is made in the form of a lump sum or installments, the distribution shall not be made or the payments may not begin before the date which is six (6) months following the date of the Termination of Service, or, if earlier, the date of death of the Specified Employee. Any amounts otherwise payable during the six (6) month period following the Termination of Service will accrue and be paid out as soon as administratively practicable following the (6) month delay period. Any installment payments otherwise payable after the six (6) month delay period following the Termination of Service will continue to be paid out in accordance with the original payment schedule.

(b) “Specified Employee” means for purposes of this Plan, and in accordance with Section 409A of the Code, a “Key Employee” as set forth below and as defined in Section 416(i) of the Code, without regard to paragraph (5) thereof, of a corporation any stock in which is publicly traded on an established securities market or otherwise on the date of the Termination of Service. If a person is a Key Employee, the person is treated as a Specified Employee for the 12-month period beginning on the April 1st that first follows the Key Employee Identification Date. An employee will be considered a “Key Employee” if such employee meets the requirements of this Section 6.1(b) at any time during the 12-month period ending on the Key Employee Identification Date. The “Key Employee Identification Date” for the Plan is December 31st.

(1) An officer of the Company having an annual compensation greater than $140,000 (in 2006), as adjusted at the same time and in the same manner as under Section 415(d) of the Code. Not more than fifty (50) employees or, if less, the greater of three (3) employees or ten percent (10%) of the Company’s employees shall be considered as officers for purposes of this subsection.

(2) A five percent owner of the Company.

(3) A one percent owner of the Company having an annual compensation from the Company of more than $150,000.

Whether an employee is a five percent owner or a one percent owner shall be determined in accordance with Section 416(i)(1)(B) of the Code.

6.2 Unforeseeable Emergency Distributions. In the event that a Participant suffers an Unforeseeable Emergency, defined below, the Participant shall be permitted to withdraw from his or her deferred compensation account, including, at the sole discretion of the Committee, the amount of any vested deferred cash awards which have become part of the deferred compensation account, an amount equal to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). The Participant must first submit a written withdrawal request to the Committee explaining the nature of the unforeseeable emergency and the amount required to meet the need. The Participant will be required to certify that the need cannot be reasonably met from other sources. If a Participant qualifies for an unforeseeable emergency distribution under this Section 6.2 or has received a hardship distribution pursuant to Treasury Regulation section 1.401(k)-1(d)(3) (or its successor), the Participant may cancel his deferral election with regard to Compensation to be earned in the remainder of the Year. Any later deferral election will be subject to the provisions under Section 409A of the Code governing initial deferral elections.

For purposes of this Article 6, “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. “Unforeseeable Emergency” also means the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication and the need to pay for the funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code). Whether a Participant is faced with an Unforeseeable Emergency shall be determined by the Committee on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.

Investment gains and losses will be credited in accordance with Article 8 up to the date of distribution.

6.3 Delay of Distributions to Preserve Section 162(m) Deduction. Notwithstanding anything to the contrary set forth herein, distributions under this Plan shall be made to the maximum extent allowable under the Participant’s deferral election, except that no distribution shall be made to the extent that the receipt of such distribution, when combined with the receipt of all other “applicable employee remuneration” (as defined in Section 162(m)(4) of the Code) would cause any remuneration received by the Participant to be nondeductible by the Company under Section 162(m)(1) of the Code. The commencement date of the lump sum payment or annual installment period (whichever is applicable) shall be automatically extended, when necessary to satisfy the requirements of this subsection, until the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.

6.4 No Discretionary Distributions. Except as expressly provided herein, the Committee shall not exercise discretion with respect to the timing or form of distributions from the Plan, but shall make distributions at the time and in the form elected by the Participant on the Election Form or as otherwise specified in the Plan. Notwithstanding anything to the contrary set forth herein, the Committee retains the right, in its sole discretion, to delay or accelerate distributions under the Plan to the extent permitted by Section 409A of the Code and its regulations and other guidance thereunder.

Article 7. Acceleration of Payments.

Payments under the Plan may be accelerated only upon the occurrence of an event specified in this Article 7 or in Section 6.2 herein.

7.1 Domestic Relations Order. A payment can be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.

7.2 Divestiture. A payment can be accelerated as may be necessary to comply with a certificate of divestiture as defined in Section 1043(b)(2) of the Code.

7.3 De Minimis Amounts. A payment will be accelerated if (i) the amount of the payment is not greater than Ten Thousand Dollars ($10,000), (ii) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan, (iii) the payment is made on of before the later of (A) December 31 of the calendar year in which occurs the Participant’s Termination of Service, and (B) the date two and one half (2 1/2) months after the Participant’s Termination of Service; (iv) the amount is paid in a lump sum; and (v) the Participant is provided no election with respect to receipt of the lump sum payment.

7.4 Federal Insurance Contributions Act. A payment can be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(v)(2) of the Code with respect to Compensation deferred under the Plan (the “FICA Amount”). Additionally, a payment can be accelerated to pay the income tax on wages imposed under Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. The total payment under this Section 7.4 may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

7.5 Section 409A Additional Tax. A payment may be accelerated to the extent required to pay any income tax imposed under Section 409A of the Code (the “Section 409A Amount”) if at any time the Participant’s deferred compensation arrangement fails to meet the requirements of Section 409A of the Code and the regulations and other guidance thereunder. The total payment under this Section 7.5 may not exceed the Section 409A Amount.

7.6 Corporate Events. A payment may be accelerated in the Committee’s discretion in connection with any of the following events, in accordance with the requirements of Section 409A of the Code and the regulations and other guidance thereunder: (i) a corporate dissolution taxed under Section 331 of the Code, (ii) with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); (iii) in connection with a change in control event, as defined under Section 409A of the Code; (iv) the termination of the Plan and all other plans that would be aggregated with the Plan for purposes of Section 409A of the Code pursuant to Article 11; and (v) such other events and conditions as permitted by Section 409A of the Code and the regulations and other guidance thereunder.

Article 8. Deferred Compensation Accounts

8.1 Participant Accounts. The Company shall establish and maintain an individual bookkeeping account (“Participant Account”) in the name of each Participant by or on behalf of whom deferrals have been made under Article 4 or Article 5 herein. Each Participant Account shall have a subaccount (the “Elective Account”) for elective deferrals under Article 4 which shall be credited with each amount deferred under Article 4 as of the date that such amount otherwise would have become due and payable to the Participant. Each Participant Account established for a Participant on whose behalf an award has been made under Article 5 shall have a separate subaccount (“Non-Elective Account”), which shall be credited with each such award as of the effective date of such award as, determined by the Committee.

8.2 Investment Gains and Losses. The Participant’s Elective Account and the Participant’s Non-Elective Account shall be credited with investment gains and losses commencing on the date the Elective Account or the Non-Elective Account first have a positive balance. The investment gains and losses shall be based on the performance of the hypothetical investments described in Section 8.3 made available by the Committee from time to time, as selected by the Participant in accordance with the rules of Section 8.4. The value of the deferred compensation benefits paid under this Plan shall depend on the investment gains and losses credited to the Elective Account or the Non-Elective Account, based on the Participant’s selections from among the investment alternatives. There shall be no guaranteed rate of return on the Elective Account or the Non-Elective Account under this Plan. Nothing contained herein shall require the Company to invest the deferred amounts in any actual investments. Investment gains and losses credited on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying vested deferred amounts.

8.3 Hypothetical Investment Choices. The Committee from time to time may make available any or all of the following hypothetical investments:

(a) Interest-Bearing Cash Account. A Participant’s Elective Account or Non-Elective Account, as the case may be, shall be credited daily with interest at the rate selected by the Committee and announced to Participants from time to time.

(b) Phantom Investment Alternatives. Each Phantom Investment Alternative is a phantom investment opportunity based on mutual fund or quoted benchmark such as the NASDAQ Combined Composite Index or the S&P 500 Index. The Committee will name the investment choices available under the Phantom Investment Alternatives from time to time. The portion of a Participant’s Elective

Account or the Participant’s Non-Elective Account, as the case may be, allocated to the Phantom Investment Alternatives will be credited with investment gains and losses based on the investment performance as periodically reported by the proxy mutual funds or quoted benchmarks using unit accounting as if the Participant’s deferred amounts had been invested in those portfolios. The accounting for additions to Phantom Investment Alternatives or redemptions therefrom shall be similarly based on unit accounting as of the date of the transaction.

8.4 Selection and Reallocation of Hypothetical Investment Choices. Investment choices may be made or changed in accordance with the following rules:

(a) A Participant shall designate on his Election Form the percentage of each deferred amount, which shall be allocated to each available investment choice. In default of a complete designation, the Participant’s Elective Account or Non-Elective Account, as the case may be (or the undesignated portion thereof) shall be credited with investment gains and losses in accordance with Section 8.3(a).

(b) The Participant may request a change in the allocation of previously deferred portions of his Elective Account or Non-Elective Account, as the case may be, among the various investment alternatives. Such changes may be made daily and all requests will become effective at the close of the market (NASDAQ) on such day. The Participant may also change the allocation, which shall apply to any new elective deferral amounts and deferred cash awards under the same rules.

8.5 Charges Against Accounts. There shall be charged against each Participant’s deferred compensation account any payments made to the Participant or to his or her beneficiary, expenses and investment losses allocable to the Participant’s account, and forfeitures of any unvested amounts at termination of employment.

Article 9. Rights of Participants

9.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participant Accounts when due. Payment of account balances shall be made out of the general funds of the Company.

9.2 Unsecured Interest. No Participant or party claiming an interest in amounts deferred by or on behalf of a Participant, including any investment gains or losses thereon, shall have any interest whatsoever in any specific asset of the Company. Any and all investments remain the property of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company. It is the intention of the Company that this Plan and the trust referenced in Section 9.3 below be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

9.3 Authorization for Trust. The Company may, but shall not be required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of vested deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any amounts deferred under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such vested deferred amounts shall remain the obligation of, and shall be paid by, the Company.

9.4 Employment. Nothing in the Plan shall interfere with nor limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company.

9.5 Ownership of Life Insurance Policies. The Company may, but is not obligated to, purchase life insurance policies to assist it in meeting it obligation to pay benefits under the Plan. The Company will retain all incidents of ownership in such policies.

As a condition of participation in the Plan, the Participant shall agree that the Company, at its expense, is permitted to purchase life insurance on the life of the Participant.

9.6 Receipt or Release. Any payment to a Participant or the Participant’s beneficiary in accordance with the provisions of this Plan shall to the extent thereof, be in full satisfaction of all claims for benefits under this Plan against the Committee and the Company. The Committee may require such Participant or beneficiary to execute a receipt and release to such effect. Any failure to execute this receipt and release by the Participant or beneficiary will result in complete forfeiture of benefits under this Plan.

Article 10. Withholding of Taxes

All awards under the Plan are subject to withholding of all applicable taxes. There shall be deducted from each payment made under this Plan or any other compensation payable by the Company to the Participant (or his or her beneficiary) all taxes which are required to be withheld by the Company in respect to such payment under this Plan. The Company shall have the right to reduce any payment (or any other compensation) by the amount of cash sufficient to provide the amount of said taxes.

By electing to make a deferral under this Plan, the Participant authorizes any required withholding from, at the Company’s election, distributions and any other amounts payable to the Participant, and the Participant otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with payments from this Plan. Unless the tax withholding obligations of the Company and its subsidiaries are satisfied, the Company shall have no obligation to make distributions under this Plan. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant.

Article 11. Amendment and Termination

This Plan may be amended at any time and in any respect by the Company, provided that the Company may not unilaterally reduce the balance of any individual’s account without his/her consent. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any participating employee under Section 409A of the Code, and related guidance, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code, and related guidance.

The Plan may be frozen at any time by the Company. In the event that the Plan is frozen, benefits shall be held in the Plan and paid out in accordance with the terms of the Plan.

The Plan may be terminated at any time by the Company, provided that, to the extent required by Section 409A of the Code and its regulations and other guidance thereunder: (i) all other account balance plans and arrangements maintained by the Company are terminated with respect to all Participants, (ii) no payments, other than those otherwise payable under the terms of the Plan absent a termination of the Plan, are made within 12 months of the termination of the Plan, (iii) all payments are made within 24 months of the termination of the Plan, and (iv) the Company does not adopt another deferred compensation plan with an account balance feature at any time for a period of five years following the date of termination of the Plan.

The Committee may determine that a Participant shall no longer be a Participant in the Plan. If the Committee terminates a Participant’s participation in the Plan, then the Participant’s benefits shall be paid in accordance with the terms of this Plan.

Article 12. Miscellaneous

12.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Senior Vice President – Human Resources at the principal office of the Company at 935 First Avenue, King of Prussia, PA 19406. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.2 Nontransferability. Participant’s rights to deferred amounts, contributions, and investment gains and losses credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

12.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 Costs of the Plan. Except as determined by the Committee, all costs of implementing and administering the Plan shall be borne by the Company.

12.5 Status under ERISA. The Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

12.6 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

12.7 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

12.8 Scrivener’s Error. Notwithstanding any other provision of this Plan to the contrary, if there is a scrivener’s error in properly transcribing this Plan document, it shall not be a violation of the Plan terms to operate the Plan in accordance with its proper provisions, rather than in accordance with the terms of the Plan document, pending correction of the Plan document through an amendment. In addition, any provisions of the Plan document improperly added as a result of scrivener’s error shall be considered null and void as of the date such error occurred.

12.9 Compliance with Section 409A of the Code. This Plan is intended to comply with the requirements of Section 409A of the Code and regulations and other guidance thereunder. The Committee shall interpret the Plan provisions in a manner consistent with the requirements of Section 409A of the Code and regulations and other guidance thereunder. To the extent one or more provisions of this Plan do not comply with Section 409A of the Code, such provision shall be automatically and immediately voided, and shall be amended as soon as administratively feasible and shall be administered to so comply.

APPENDIX A

CLAIMS PROCEDURES

The following claims procedures shall apply for all benefits payable under the Plan except for Disability benefits. The claims procedures applicable to Disability benefits are set forth on Appendix B.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).

(b) Adverse Benefit Determination. In the event that any application for benefits receives an Adverse Benefit Determination, as defined in Appendix B, the Plan Administrator must provide the applicant with written or electronic notice of the Adverse Benefit Determination, and of the applicant’s right to review the Adverse Benefit Determination. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of Adverse Benefit Determination will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the Adverse Benefit Determination;

(ii) references to the specific Plan provisions upon which the Adverse Benefit Determination is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review of the claim, as described below.

This notice of an Adverse Benefit Determination will be given to the applicant within a reasonable period of time, but not later than ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time; in which case the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s representative) for whom there is an Adverse Benefit Determination may appeal the Adverse Benefit Determination by submitting a request for a review to the Plan Administrator within sixty (60) days after the date of the Adverse Benefit Determination. A request for a review shall be in writing and shall be addressed to the Plan Administrator.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant

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to submit) written comments, documents, records and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, the Relevant Records, as defined in Appendix B. The review shall take into account all Relevant Records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within a reasonable period of time, but not later than sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. If the extension of review is due to the applicant’s failure to submit information necessary to decide a claim, the period for making the decision on review shall be tolled from the date on which the notification of the extension is sent to the application until the date on which the applicant responds to the request for additional information.

(e) Denial of Appeal. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event of an Adverse Benefit Determination by the Plan Administrator that confirms the original Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the Adverse Benefit Determination;

(ii) references to the specific Plan provisions upon which the Adverse Benefit Determination is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(f) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(g) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal.

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APPENDIX B

DISABILITY CLAIMS PROCEDURES

The following claim procedures shall apply only for Disability benefits payable under the Plan. An Authorized Representative may act on a Claimant’s behalf in pursuing a benefit claim or appeal of an Adverse Benefit Determination.

1. Definitions.

A. “Adverse Benefit Determination” means any of the following:

(ii) a denial, reduction, or termination of a benefit by the Plan, or a failure of the Plan to provide or make payment (in whole or in part) for a benefit; and

(iii) a denial, reduction, or termination of a benefit by the Plan, or a failure of the Plan to provide or make payment (in whole or in part) for a benefit resulting from the application of any utilization review.

B. “Authorized Representative” means an individual who is authorized to represent a Claimant with respect to any claims or appeals filed pursuant to these procedures. Whether an individual is an Authorized Representative will be determined by the Plan Administrator in accordance with reasonable procedures established by the Plan.

C. “Claimant” means a Participant or his or her beneficiary who has submitted a claim for benefits in accordance with these claims procedures.

D. “Disability Claim” means a claim for benefits under the Plan for which the claimant must show disability and the Plan Administrator must find make a determination of disability in order for the Claimant to receive benefits.

E. “Health Care Professional” means a physician or other health care professional who is licensed, accredited, or certified to perform specified health services consistent with applicable state law.

F. “Relevant Records” means any document, record, or other information that:

(i) the Plan Administrator relied upon in making a benefit determination for the Claimant’s claim;

(ii) was submitted, considered, or generated in the course of making the benefit determination for a claim, without regard to whether such document, record, or other information was relied upon in making the benefit determination;

(iii) demonstrates compliance with the administrative processes and safeguards required pursuant to Department of Labor Regulations in making the benefit determination for a claim; or

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(iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for a Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

2. Claims Procedure- Disability Claims. In the case of a Disability Claim, the Plan Administrator will notify the Claimant of the Plan’s Adverse Benefit Determination within a reasonable time, but not later than forty-five (45) days after the Plan receives the claim. The Plan may extend this period for up to thirty (30) days, provided that the Plan Administrator both (i) determines that such an extension is necessary due to matters beyond the control of the Plan, and (ii) notifies the Claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to make a decision.

If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the first thirty (30) day extension period, the period for making a determination may be extended for an additional thirty (30) days. Such additional extension is permitted only if (i) the Plan Administrator notifies the Claimant, prior to the end of the first thirty (30) day extension, of the circumstances requiring the second thirty (30) day extension and (ii) the Plan Administrator notifies the Claimant of the date the Plan expects to render the decision.

Any notice of extension will explain the standards on which the Claimant’s entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve these issues. A Claimant will be given at least forty-five (45) days to provide the requested information.

3. Calculating Time Periods For Claims Procedure. The time within which a benefit determination is required to be made will begin at the time a claim is filed in accordance with these procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that the time within which a benefit determination is required to be made is extended due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination will be suspended from the date on which the Plan Administrator sends the notification of extension to the Claimant until the date on which the Claimant responds to the request for additional information.

4. Notice of Benefit Determination. The Plan Administrator will provide the Claimant with written or electronic notification of any Adverse Benefit Determination. If the notice of an Adverse Benefit Determination is provided electronically, such notice will comply with the standards imposed by the Department of Labor Regulations.

Any notice of Adverse Benefit Determination will set forth, in a manner calculated to be understood by the Claimant:

A. the specific reason or reasons for the Adverse Benefit Determination;

B. references to the specific Plan provisions on which the Adverse Benefit Determination is based;

C. a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

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D. a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review; and

E. if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either (i) the specific rule, guideline, protocol, or other similar criterion, or (ii) a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request.

5. Review Procedure. If the Claimant receives an Adverse Benefit Determination, the Claimant may appeal the Adverse Benefit Determination within one hundred eighty (180) days after the Claimant’s receipt of the notice of Adverse Benefit Determination. The Claimant must make any appeal in writing. The appeal must be addressed to the Review Panel of the Plan Administrator.

During the one hundred eighty (180) day period, the Claimant may:

A. submit written comments, documents, records, and other information relating to the claim for benefits; and

B. request and receive, free of charge, reasonable access to, and copies of, all Relevant Records.

The Review Panel shall consist of one or more individuals who are neither the individuals who made the initial Adverse Benefit Determination, nor the subordinate of any of such individuals. The review of the Claimant’s appeal will not give deference to the initial Adverse Benefit Determination. The review will take into account all comments, documents, records, and other information that the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

In deciding the appeal of an Adverse Benefit Determination that is based in whole or in part on a medical judgment, the Review Panel will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional must be an individual who is neither the individual who was consulted in connection with the initial Adverse Benefit Determination, nor the subordinate of such individual.

The Review Panel will provide the Claimant with the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon in making the benefit determination.

6. Timing of Notice of Benefit Determination on Review. In the case of a Disability Claim, the Plan Administrator will notify the Claimant of the Plan’s benefit determination on review within a reasonable period, but not later than forty-five (45) days after the Plan receives the Claimant’s request for review of an Adverse Benefit Determination. The Plan Administrator may extend this period for up to an additional forty-five (45) days if the Plan Administrator determines that special circumstances exist, such as the need to hold a hearing.

If the Plan Administrator determines that an extension is required, the Plan Administrator will provide the Claimant written notice of the extension before the end of the initial forty-five (45) day period. The extension notice will describe the special circumstances requiring the extension and the date by which the Plan expects to make a decision on the Claimant’s appeal.

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7. Calculating Time Periods for Review Procedure. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with subsection (e), without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.

8. Notice of Benefit Determination on Review. The Plan Administrator will provide the Claimant with written or electronic notification of the Plan’s benefit determination on review. Any electronic notification shall comply with the Department of Labor Regulations.

In the case of an Adverse Benefit Determination, the notification will set forth, in a manner calculated to be understood by the Claimant:

A. the specific reason or reasons for the Adverse Benefit Determination;

B. reference to the specific Plan provisions on which the benefit determination is based;

C. a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records;

D. a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA; and

E. if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request.

9. Administration. The Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

10. Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the Claimant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Administrator has denied the appeal.

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